EXHIBIT(a)(1)(v)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

ENPATH MEDICAL, INC.

at $14.38 Per Share

by

CHESTNUT ACQUISITION CORPORATION

a wholly-owned subsidiary of

GREATBATCH, LTD.

an indirect wholly-owned subsidiary of

GREATBATCH, INC.

May 8, 2007

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated May 8, 2007 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Chestnut Acquisition Corporation, a Minnesota corporation (the “Purchaser”) and a wholly-owned subsidiary of Greatbatch, Ltd., a New York corporation (“Limited”), which is an indirect wholly-owned subsidiary of Greatbatch, Inc., a Delaware corporation (“Greatbatch”), to purchase for cash all outstanding shares of common stock, par value $0.01 per share, (the “Shares”) of Enpath Medical, Inc., a Minnesota corporation (the “Company”). We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1. The tender price is $14.38 per Share in cash, without interest, less any required withholding taxes.

2. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JUNE 5, 2007, UNLESS EXTENDED (AS EXTENDED, THE “EXPIRATION DATE”).

3. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the offer a number of Shares which, together with the Shares then owned by Limited and its subsidiaries (including the Purchaser), represents at least a majority of the total number of Shares outstanding on a “fully diluted basis” (as defined in the Offer to Purchase) at the expiration of the Offer, and (ii) any waiting periods or approvals under applicable antitrust laws having expired, been terminated or been obtained. The Offer is also subject to other conditions described in the Offer to Purchase. There is no financing condition to the Offer.

4. Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Mellon Investor Services LLC (the “Depositary”) of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase), (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), and (iii) any other required documents. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary. Under no circumstances will the Purchaser pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Enpath Medical, Inc.

by

Chestnut Acquisition Corporation

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated May 8, 2007, and the related Letter of Transmittal, in connection with the offer by Chestnut Acquisition Corporation to purchase all outstanding shares of common stock, par value $0.01 per share, (the “Shares”) of Enpath Medical, Inc.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered	SIGN HERE

Shares*	Signature(s)

Dated , 2007
Name(s)

Address(es)

(Zip Code)

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.